Exhibit 10(c)

    [Date] Equity Grant Agreement
GE 2022 Long-Term Incentive Plan

GE Aerospace Restricted Stock Unit Grant Agreement (“Grant Agreement”)
For <<Director Name>>

Grant Date	RSUs Granted	Vesting Date
May 7, 2024	<<Number>>	The first anniversary of the Grant Date

1.     Grant.  The Governance and Public Affairs Committee (“Committee”) of the Board of Directors (the “Board”) of GE Aerospace (General Electric Company or the “Company”) has granted the above number of Restricted Stock Units (“RSUs”) to the individual named in this Grant Agreement (“Grantee”), subject to the terms of this Grant Agreement. Without limiting any condition of this RSU award, the award is subject to cancellation and forfeiture if the Grantee does not confirm acceptance within 45 days of the Grant Date. Once vested, each RSU (including additional RSUs accrued as Dividend Equivalents (described below)) entitles the Grantee to receive from the Company one share of Common Stock, in accordance with the terms of this Grant Agreement, the GE 2022 Long-Term Incentive Plan (“Plan”), and any rules and procedures adopted by the Committee.
2.     Vesting. In order to vest in the RSUs, the Grantee must not incur a Termination of Employment from the Grant Date through the Vesting Date listed above. All unvested RSUs shall be immediately cancelled without payment upon the Grantee’s Termination of Employment for any reason before the Vesting Date, except as specifically provided below:
i.     Death or Disability.  If the Grantee’s Termination of Employment is as a result of the Grantee’s death or Disability prior to the Vesting Date listed above, then any unvested RSUs shall vest as of such Termination of Employment.

3.     Dividend Equivalents.  On each dividend payment date, each outstanding RSU will be credited with dividend equivalents in the form of additional RSUs determined by multiplying the number of outstanding RSUs on the related dividend record date by any per share cash dividends declared by the Company on the Common Stock and dividing the product by the closing market price of the Common Stock as reported on the New York Stock Exchange on such dividend payment date (“Dividend Equivalents”). All Dividend Equivalents shall be subject to the same vesting conditions as the RSUs. Any accumulated and unpaid Dividend Equivalents attributable to a RSU that is cancelled are immediately forfeited upon cancellation and will not be paid.

4.     Settlement and Delivery.  The Company shall deliver to the Grantee a number of shares of Common Stock equal to the number of vested RSUs, including any accrued Dividend Equivalents, within two weeks of the date any RSUs vest, unless the Grantee has delivered to the Company a deferral election in the form and in accordance with procedures established by the Company consistent with the terms of the GE Aerospace 2024 Non-Employee Director Compensation Plan to defer the receipt of such shares of Common Stock (the “Deferral Election”). In the event the Grantee has made a timely and valid Deferral Election, the Company shall deliver such shares of Common Stock to the Grantee on the payment date(s) specified in the Deferral Election. Delivery shall be electronic, through the brokerage account established by the Company for the Grantee, or in such other medium as is determined by the Company. Any fractional shares of Common Stock deliverable to the Grantee pursuant to the foregoing shall instead be paid in cash. The Grantee is ultimately responsible for any and all applicable taxes. Notwithstanding the foregoing, the date of issuance or delivery of shares of Common Stock may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such shares of Common Stock to the extent such postponement is permissible under Section 409A of the Code.

5.     Data Security and Privacy.
i.     Data Collection, Processing and Usage. Personal data collected, processed and used by the Company in connection with Awards granted under the Plan includes the Grantee’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, pay, citizenship, any shares of Common Stock or directorships held in the Company, and details of all Awards granted, cancelled, exercised, vested, or outstanding. In granting Awards under the Plan, the Company will collect the Grantee’s personal data for purposes of allocating shares of Common Stock in settlement of the Awards and implementing, administering and managing the Plan. The Company collects, processes and uses the Grantee’s personal data in compliance with GE’s Employment Data Protection Standards and the Uses of Employment Data for GE Entities. The Grantee may exercise rights to access, correction, or restriction or deletion where applicable, by contacting the Head of Executive Compensation.

ii.    Administrative Service Provider. The Company transfers the Grantee’s personal data to UBS Financial Services, which assists with the implementation, administration and management of the Plan (the “Third-Party Administrator”).  In the future, the Company may select a different Third-Party Administrator and share the Grantee’s personal data with another company that serves in a similar manner. The Third-Party Administrator will open an account for the Grantee to receive and trade shares of Common Stock acquired under the Plan.  The Grantee will be asked to agree on separate terms and data processing practices with the Third-Party Administrator, which is a condition to the Grantee’s ability to participate in the Plan. The privacy policy of the Third-Party Administrator may be reviewed here.

6.     Additional Requirements. The Company reserves the right to impose other requirements on the Award, shares of Common Stock acquired pursuant to the Award, and the Grantee’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan. Without limiting the generality of the foregoing, the Company may require the Grantee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

7.     Alteration/Termination.  Under the express terms of this Grant Agreement, the Committee shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any RSUs without the consent of the Grantee. Also, the RSUs shall be null and void to the extent the grant of the RSUs or the vesting thereof is prohibited under the laws of the country of residence of the Grantee.

8.     Plan Terms and Definitions.  Except to the extent that the context clearly provides otherwise, all terms used in this Grant Agreement have the same meaning as given such terms in the Plan. This Grant Agreement is subject to the terms and provisions of the Plan, which are incorporated by reference. In the event of any conflict between the provisions of this Grant Agreement and those of the Plan, the provisions of the Plan shall control.

9.    Interpretation and Construction. This Grant Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by Committee (including correction of any defect or omission and reconciliation of any inconsistency) shall be binding and conclusive. All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Grant Agreement shall be made in the Committee’s sole discretion. Determinations made under this Grant Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

10.    Severability. The invalidity or unenforceability of any provision of the Plan or this Grant Agreement will not affect the validity or enforceability of any other provision of the Plan or this Grant Agreement, and each provision of the Plan and this Grant Agreement will be severable and enforceable to the extent permitted by law.

11.    Shareholder Rights. The Grantee shall not have any voting or other shareholder rights unless and until shares of Common Stock are actually delivered to the Grantee.

12.    No Rights to Continued Service. The grant of the Award described in this Grant Agreement does not give the Grantee any rights in respect of continued services with the Company or any Affiliate.

13.    Discretionary Award. Awards under the Plan are granted to directors of the Company in the Committee’s sole discretion. The Award described in this Grant Agreement is a one-time benefit and does not create any contractual or other right to receive other Awards under the Plan or other benefits in lieu thereof. Future grants, if any, will be at the sole discretion of the Committee. The Grantee’s participation in the Plan is voluntary.

14.    No Transfer or Assignment. No rights under this Award shall be assignable or transferable by the Grantee, except to the extent expressly permitted by the Plan.
15.    Successors and Assigns. The Company may assign any of its rights under this Grant Agreement. This Grant Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Grant Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors or administrators.

16.    Section 409A. To the extent applicable, this Grant Agreement shall be construed and administered consistently with the intent to comply with or be exempt from the requirements of Section 409A of the Code and any state law of similar effect (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4) and/or another exemption). Where the Grant Agreement specifies a window during which a payment may be made, the payment date within such window shall be determined by the Company in its sole discretion.

17.    Entire Agreement.  This Grant Agreement, the Plan, and any rules and procedures adopted by the Committee contain all of the provisions applicable to the RSUs. No other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

By acknowledging this Grant Agreement, the Grantee acknowledges and confirms that the

Grantee has read this Grant Agreement and the Plan, and the Grantee accepts and agrees to the provisions therein.

18.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this or other Awards under the Plan by electronic means. The Grantee hereby consents to receive such documents electronically and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.